Exhibit 99.1

Energy executive George Watson joins boards of Puget Energy and Puget Sound Energy

BELLEVUE, Wash. (June 29, 2006)—International energy executive George W. Watson of Calgary, Alberta, has been named to the boards of directors of Puget Energy (NYSE: PSD) and its wholly owned utility subsidiary, Puget Sound Energy, effective today.
“George Watson’s contacts and vast experience in the natural gas pipeline, energy production and liquefied natural gas businesses will complement our board’s broad expertise,” said Stephen P. Reynolds, Puget Energy chairman, president and chief executive officer. “The strong industry and finance knowledge George will bring to our boards is particularly relevant to our company’s long-term energy-supply strategy.”
Watson’s more than 30-year career in the Canadian energy industry includes executive positions with Dome Petroleum Corp. and TransCanada Pipelines, Ltd., where he served as president and CEO. Watson currently is president and CEO of Calgary, Alberta-based CriticalControl Solutions Corp., a technology company that provides data management tools used by the energy and government sectors.
“I am pleased to join the board of Puget Energy at a time when the company plays an important role in ensuring reliable and affordable energy now and in the future for the ever-growing Pacific Northwest region,” Watson said.
A native of the province of Ontario, Watson, 59, earned engineering and MBA degrees from Queens University, Kingston, Ontario. He serves on the boards of several small Canadian energy companies including Canadian Spirit Resources, Inc., CriticalControl Solutions Corp., and Teekay Shipping Corporation’s unit which specializes in the transportation of liquefied natural gas.
Watson will serve on the audit committee of the Puget Energy Board of Directors.